UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

AMBER ROAD, INC.

(Name of Issuer)

Common Stock, $0.001 par value per share

(Title of Class of Securities)

02318Y108

(CUSIP Number)

December 31, 2016

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

a.    ☐  Rule 13d-1(b)

b.    ☐  Rule 13d-1(c)

c.    ☒  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  02318Y108

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Cross Atlantic Capital Partners II, Inc.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0%
12.	Type of Reporting Person (See Instructions) CO

CUSIP No.  02318Y108

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) XATF Management II, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0%
12.	Type of Reporting Person (See Instructions) PN

CUSIP No.  02318Y108

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Cross Atlantic Technology Fund II, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0%
12.	Type of Reporting Person (See Instructions) PN

CUSIP No.  02318Y108

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Co-Invest Capital Partners, Inc.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 1,992,898
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 1,992,898
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,992,898
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 7.4%
12.	Type of Reporting Person (See Instructions) CO

CUSIP No.  02318Y108

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Co-Invest Management, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 1,992,898
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 1,992,898
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,992,898
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 7.4%
12.	Type of Reporting Person (See Instructions) PN

CUSIP No.  02318Y108

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) The Co-Investment 2000 Fund, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 1,992,898
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 1,992,898
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,992,898
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 7.4%
12.	Type of Reporting Person (See Instructions) PN

CUSIP No.  02318Y108

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Co-Invest Capital Partners II, Inc.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 1,610,880
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 1,610,880
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,610,880
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 6.0%
12.	Type of Reporting Person (See Instructions) CO

CUSIP No.  02318Y108

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Co-Invest Management II, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 1,610,880
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 1,610,880
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,610,880
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 6.0%
12.	Type of Reporting Person (See Instructions) PN

CUSIP No.  02318Y108

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) The Co-Investment Fund II, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 1,610,880
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 1,610,880
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,610,880
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 6.0%
12.	Type of Reporting Person (See Instructions) PN

CUSIP No.  02318Y108

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Donald R. Caldwell
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 3,628,898
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 3,628,898
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,628,898
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 13.5%
12.	Type of Reporting Person (See Instructions) IN

Item 1.

(a) Name of Issuer

Amber Road, Inc. (the “Issuer”)

(b) Address of Issuer’s Principal Executive Offices

One Meadowlands Plaza, East Rutherford, New Jersey 07073

Item 2.

(a) Name of Person Filing

(b) Address of Principal Business Office or, if none, Residence

(c) Citizenship

The names, principal business offices and citizenship of the persons filing this statement are:

Cross Atlantic Capital Partners II, Inc. (“CAP”)

150 Radnor Chester Road #A225

Radnor, Pennsylvania 19087

Citizenship: Delaware

XATF Management II, L.P. (“XATF”)

c/o Cross Atlantic Capital Partners, Inc.

150 Radnor Chester Road #A225

Radnor, Pennsylvania 19087

Citizenship: Delaware

Cross Atlantic Technology Fund II, L.P. (“Fund II”)

c/o Cross Atlantic Capital Partners, Inc.

150 Radnor Chester Road #A225

Radnor, Pennsylvania 19087

Citizenship: Delaware

Co-Invest Capital Partners, Inc. (“Co-Invest Capital”)

c/o Cross Atlantic Capital Partners, Inc.

150 Radnor Chester Road #A225

Radnor, Pennsylvania 19087

Citizenship: Delaware

Co-Invest Management, L.P. (“Co-Invest Management”)

c/o Cross Atlantic Capital Partners, Inc.

150 Radnor Chester Road #A225

Radnor, Pennsylvania 19087

Citizenship: Delaware

The Co-Investment 2000 Fund, L.P. (“2000 Fund”)

c/o Cross Atlantic Capital Partners, Inc.

150 Radnor Chester Road #A225

Radnor, Pennsylvania 19087

Citizenship: Delaware

Co-Invest Capital Partners II, Inc. (“Co-Invest Capital II”)

c/o Cross Atlantic Capital Partners, Inc.

150 Radnor Chester Road #A225

Radnor, Pennsylvania 19087

Citizenship: Delaware

Co-Invest Management II, L.P. (“Co-Invest Management II”)

c/o Cross Atlantic Capital Partners, Inc.

150 Radnor Chester Road #A225

Radnor, Pennsylvania 19087

Citizenship: Delaware

The Co-Investment Fund II, L.P. (“Co-Investment Fund”)

c/o Cross Atlantic Capital Partners, Inc.

150 Radnor Chester Road #A225

Radnor, Pennsylvania 19087

Citizenship: Delaware

Donald R. Caldwell (“Mr. Caldwell”)

c/o Cross Atlantic Capital Partners, Inc.

150 Radnor Chester Road #A225

Radnor, Pennsylvania 19087

Citizenship: United States

(d) Title of Class of Securities

Common Stock, $0.001 par value per share, of the Issuer (the “Common Stock”)

(e) CUSIP Number

02318Y108

Item 3. If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

Not applicable.

Item 4. Ownership.

(a)  Amount beneficially owned:

As of December 31, 2016, (i) Fund II no longer held of record any shares of Common Stock, (ii) 2000 Fund was the record holder of 1,992,898 shares of Common Stock, and (iii) Co-Investment Fund was the record holder of 1,610,880 shares of Common Stock.

Co-Invest Management may be deemed to beneficially own 1,992,898 shares of Common Stock as the general partner of 2000 Fund.  Co-Invest Capital may be deemed to beneficially own 1,992,898 shares of Common Stock as the general partner of Co-Invest Management.

Co-Invest Management II may be deemed to beneficially own 1,610,880 shares of Common Stock as the general partner of Co-Investment Fund.  Co-Invest Capital II may be deemed to beneficially own 1,610,880 shares of Common Stock as the general partner of Co-Invest Management II.

Mr. Caldwell may be deemed to beneficially own 3,628,898 shares of Common Stock as sole owner of 2000 Fund and Co-Investment Fund.

The foregoing should not be construed in and of itself as an admission by any Reporting Persons as to beneficial ownership of any shares of Common Stock owned by another Reporting Person.

(b)  Percent of class:

Based on the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 10, 2016, in which the Issuer stated that the number of shares of Common Stock outstanding as of October 31, 2016 was 26,819,429 shares, (i) 2000 Fund, Co-Invest Management and Co-Invest Capital may be deemed to beneficially own 7.4% of the outstanding shares of Common Stock, (iii) Co-Investment Fund, Co-Invest Management II and Co-Invest Capital II may be deemed to beneficially own 6.0% of the outstanding shares of Common Stock, and (iv) Mr. Caldwell may be deemed to beneficially own 13.5% of the outstanding shares of Common Stock.

(c)  Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote:

See Cover Pages Items 5-9.

(ii) Shared power to vote or to direct the vote:

See Cover Pages Items 5-9.

(iii) Sole power to dispose or to direct the disposition of:

See Cover Pages Items 5-9.

(iv) Shared power to dispose or to direct the disposition of:

See Cover Pages Items 5-9.

Item 5. Ownership of Five Percent or Less of a Class

Not applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

Not applicable.

Item 8. Identification and Classification of Members of the Group

Not applicable.

Item 9. Notice of Dissolution of Group

Not applicable.

Item 10. Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

Exhibit A: Joint Filing Agreement, dated as of February 17, 2015 by and among CAP, XATF, FUND II, Co-Invest Capital, Co-Invest Management, 2000 Fund, Co-Invest Capital II, Co-Invest Management II, Co-Investment Fund and Mr. Caldwell.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 13, 2017

CROSS ATLANTIC TECHNOLOGY FUND II, L.P.

By:	XATF Management II, L.P.
Title:	General Partner

By:	Cross Atlantic Capital Partners II, Inc.
Title:	General Partner

By:	/s/ Donald R. Caldwell
Name:	Donald R. Caldwell
Title:	Chairman and CEO

XATF Management II, L.P.

By:	Cross Atlantic Capital Partners II, Inc.
Title:	General Partner

By:	/s/ Donald R. Caldwell
Name:	Donald R. Caldwell
Title:	Chairman and CEO

CROSS ATLANTIC CAPITAL PARTNERS II, INC.

By:	/s/ Donald R. Caldwell
Name:	Donald R. Caldwell
Title:	Chairman and CEO

THE CO-INVESTMENT 2000 FUND, L.P.

By:	Co-Invest Management, L.P.
Title:	General Partner

By:	Co-Invest Capital Partners, Inc.
Title:	General Partner

By:	/s/ Donald R. Caldwell
Name:	Donald R. Caldwell
Title:	Chairman and CEO

CO-INVEST MANAGEMENT, L.P.

By:	Co-Invest Capital Partners, Inc.
Title:	General Partner

By:	/s/ Brian Adamsky
Name:	Brian Adamsky
Title:	Chief Financial Officer and Treasurer

CO-INVEST CAPITAL PARTNERS, INC.

/s/ Brian Adamsky
Name:	Brian Adamsky
Title:	Chief Financial Officer and Treasurer

THE CO-INVESTMENT FUND II, L.P.

By:	Co-Invest Management II, L.P.
Title:	General Partner

By:	Co-Invest Capital Partners II, Inc.
Title:	General Partner

By:	/s/ Donald R. Caldwell
Name:	Donald R. Caldwell
Title:	Chairman and CEO

CO-INVEST MANAGEMENT II, L.P.

By:	Co-Invest Capital Partners II, Inc.
Title:	General Partner

By:	/s/ Donald R. Caldwell
Name:	Donald R. Caldwell
Title:	Chairman and CEO

CO-INVEST CAPITAL PARTNERS II, INC.

By:	/s/ Donald R. Caldwell
Name:	Donald R. Caldwell
Title:	Chairman and CEO

/s/ Donald R. Caldwell
Donald R. Caldwell

Exhibit A

JOINT FILING AGREEMENT

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G with respect to Common Stock of Amber Road, Inc. is filed on behalf of each of the undersigned and that all subsequent amendments to this statement (including amendments on Schedule 13D) may be filed on behalf of each of the undersigned in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, without the necessity of filing additional joint filing agreements.

Date:  February 17, 2015

CROSS ATLANTIC TECHNOLOGY FUND II, L.P.

By:	XATF Management II, L.P.
Title:	General Partner

By:	Cross Atlantic Capital Partners II, Inc.
Title:	General Partner

By:	/s/ Brian Adamsky
Name:	Brian Adamsky
Title:	Chief Financial Officer and Treasurer

XATF Management II, L.P.

By:	Cross Atlantic Capital Partners II, Inc.
Title:	General Partner

By:	/s/ Brian Adamsky
Name:	Brian Adamsky
Title:	Chief Financial Officer and Treasurer

CROSS ATLANTIC CAPITAL PARTNERS II, INC.

/s/ Brian Adamsky
Name:	Brian Adamsky
Title:	Chief Financial Officer and Treasurer

THE CO-INVESTMENT 2000 FUND, L.P.

By:	Co-Invest Management, L.P.
Title:	General Partner

By:	Co-Invest Capital Partners, Inc.
Title:	General Partner

By:	/s/ Brian Adamsky
Name:	Brian Adamsky
Title:	Chief Financial Officer and Treasurer

CO-INVEST MANAGEMENT, L.P.

By:	Co-Invest Capital Partners, Inc.
Title:	General Partner

By:	/s/ Brian Adamsky
Name:	Brian Adamsky
Title:	Chief Financial Officer and Treasurer

CO-INVEST CAPITAL PARTNERS, INC.

/s/ Brian Adamsky
Name:	Brian Adamsky
Title:	Chief Financial Officer and Treasurer

THE CO-INVESTMENT FUND II, L.P.

By:	Co-Invest Management II, L.P.
Title:	General Partner

By:	Co-Invest Capital Partners II, Inc.
Title:	General Partner

By:	/s/ Brian Adamsky
Name:	Brian Adamsky
Title:	Chief Financial Officer and Treasurer

CO-INVEST MANAGEMENT II, L.P.

By:	Co-Invest Capital Partners II, Inc.
Title:	General Partner

By:	/s/ Brian Adamsky
Name:	Brian Adamsky
Title:	Chief Financial Officer and Treasurer

CO-INVEST CAPITAL PARTNERS II, INC.

/s/ Brian Adamsky
Name:	Brian Adamsky
Title:	Chief Financial Officer and Treasurer

/s/ Donald R. Caldwell
Donald R. Caldwell